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                                                                    EXHIBIT 12.1

                     RAINFOREST CAFE, INC. AND SUBSIDIARIES

               COMPUTATION OF RATION OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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
                                                           YEAR ENDED                  NINE MONTHS ENDED
                              FEBRUARY 3, 1994     ---------------------------   -----------------------------
                             (INCEPTION) THROUGH   DECEMBER 31,   DECEMBER 29,   SEPTEMBER 29,   SEPTEMBER 28,
                               JANUARY 1, 1995         1995           1996           1996            1997
                             -------------------   ------------   ------------   -------------   -------------
Earnings before income
  taxes and extraordinary
  item.....................        $(1,628)           $1,169        $ 9,240         $5,148          $12,987
                                   -------            ------        -------         ------          -------
Fixed charges:
  Interest expense
     (including
     amortization of
     deferred financing
     costs)................            254               214            181            181                0
  One-third of the rent
     expense from operating
     leases................             41               264          1,287            655            2,035
                                   -------            ------        -------         ------          -------
       Total fixed
          charges..........            295               478          1,468            836            2,035
                                   -------            ------        -------         ------          -------
       Earnings (loss), as
          defined..........        $(1,333)           $1,647        $10,708         $5,984          $15,022
                                   =======            ======        =======         ======          =======
Ratio of earnings to fixed
  charges..................             --               3.4x           7.3x           7.2x             7.4x
                                   =======            ======        =======         ======          =======
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